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 FORM 4                                                                                                        OMB APPROVAL
                                         UNITED STATES SECURITIES AND EXCHANGE COMMISSION               ---------------------------
[ ] Check this box if no longer                     WASHINGTON, D.C. 20549                              OMB Number: 3235-0287
    subject to Section 16. Form                                                                         Expires: February 1, 1994
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                 Estimated average burden
    continue. See Instruction 1(b).                                                                     hours per response.... 0.5

            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
(Print or Type Responses)        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting    | 2. Issuer Name and Ticker or Trading Symbol       |  6. Relationship of Reporting Person(s)
   Person*                          |                                                   |     to Issuer (Check all applicable)
   Takayama, Shigeo                 |     EMCORE Corporation (EMKR)                     |    __X__ Director _____ 10% Owner
----------------------------------------------------------------------------------------|    _____ Officer (give title below)
   (Last)      (First)     (Middle) | 3. IRS or Social        |  4. Statement for       |    _____ Other (specify below)
                                    |    Security Number      |     Month/Year          |     ________________________________
 1-1-13 Shinjuku I-Chone            |     of Reporting        |     August, 1999        |----------------------------------------
                                    |    Person (Voluntary)   |-------------------------|
------------------------------------|                         |  5. If Amendment,       |
             (Street)               |                         |     Date of Original    |
                                    |                         |     (Month/Year)        |
   Shinjuku-ku   Tokyo, Japan       |                         |                         |
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(City)          (State)       (Zip) |      TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                | 2. Transaction| 3. Transaction| 4. Securities Acquired(A)| 5. Amount of| 6.Owner-| 7.Nature
   (Instr. 3)                       |    Date       |    Code       |    or Disposed of (D)    | Securities  | ship    | of
                                    |    (Month/Day/|    (Instr. 8) |    (Instr. 3, 4, and 5)  | Beneficially| Form:   | Indirect
                                    |    Year)      |               |                          | Owned at End| Direct  | Bene-
                                    |               | --------------|--------------------------| of Month    | (D) or  | ficial
                                    |               |       |       | Amount | (A)  |  Price   | (Instr. 3   | Indirect| Owner-
                                    |               |  Code | V     |        |  or  |          |   and 4)    | (I)     | ship
                                    |               |       |       |        | (D)  |          |             |(Instr.4)|(Instr.4)
------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|------------
Common Stock                        |    8/4/99     |   P   |       |  2,000 |  A   |  18.87   |             |    I    | Corporation
------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|------------
Common Stock                        |    8/19/99    |   P   |       | 30,000 |  A   |  19.85   |             |    I    | Corporation
------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|------------
Common Stock                        |    8/20/99    |   P   |       | 37,300 |  A   |  19.98   |             |    I    | Corporation
------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|------------
                                    |               |       |       |        |      |          |   511,668   |         |
------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|------------
                                    |               |       |       |        |      |          |             |         |
------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|------------
                                    |               |       |       |        |      |          |             |         |
------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|------------
                                    |               |       |       |        |      |          |             |         |
------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|------------
                                    |               |       |       |        |      |          |             |         |
------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|------------
                                    |               |       |       |        |      |          |             |         |
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                                                                                                                     SEC 1474 (1-91)
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FORM 4 (CONTINUED)       TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security| 2. Conversion| 3. Transaction| 4. Transaction| 5. Number of | 6. Date Exer-    | 7.Title and Amount
   (Instr. 3)                  | or Exercise  | Date          |    Code       | Derivative   | cisable and      | of Underlying
                               | Price of     |               |    (Instr. 8) | Securities   | Expiration Date  | Securities
                               | Derivative   |  (Month/Day/  |               | Acquired (A) | (Month/Day/Year) | (Instr. 3 and 4)
                               | Security     |    Year)      |               | or Disposed  |                  |
                               |              |               |               | of (D)       |--------------------------------------
                               |              |               |               | (Instr. 3,   | Date    | Expir- |        | Amount or
                               |              |               |               |  4, and 5)   | Exer-   | ation  |  Title | Number of
                               |              |               |---------------|--------------| cisable | Date   |        | Shares
                               |              |               | Code  |   V   | (A)  |  (D)  |         |        |        |
------------------------------------------------------------------------------------------------------------------------------------
                               |              |               |       |       |      |       |         |        |        |
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
------------------------------------------------------------------------------------------------------------------------------------
 8. Price of   | 9. Number of    |  10. Ownership     | 11. Nature of  |
    Derivative |    Derivative   |      Form of       |     Indirect   |
    Security   |    Securities   |      Derivative    |     Beneficial |
    (Instr. 5) |    Beneficially |      Security;     |     Ownership  |
               |    Owned at End |      Direct (D) or |     (Instr. 4) |
               |    of Month     |      Indirect (I)  |                |
               |    (Instr. 4)   |      (Instr. 4)    |                |
-----------------------------------------------------------------------|
               |                 |                    |                |
---------------|-----------------|--------------------|----------------|
               |                 |                    |                |
---------------|-----------------|--------------------|----------------|
               |                 |                    |                |
---------------|-----------------|--------------------|----------------|
               |                 |                    |                |
---------------|-----------------|--------------------|----------------|
               |                 |                    |                |
---------------|-----------------|--------------------|----------------|
               |                 |                    |                |
---------------|-----------------|--------------------|----------------|
               |                 |                    |                |
---------------|-----------------|--------------------|----------------|
               |                 |                    |                |
---------------|-----------------|--------------------|----------------|
               |                 |                    |                |
---------------|-----------------|--------------------|----------------|
               |                 |                    |                |
-----------------------------------------------------------------------

Explanation of Responses:
All shares reported hereunder are owned by Hakuto Co. Ltd., a Japanese corporation of which Mr. Shigeo Takayama is President, CEO and a significant stockholder.  Mr. Takayama disclaims beneficial ownership of the shares reported hereunder.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


                                                                         /s/ James Coonan                             01/14/00
                                                                        --------------------------------         ------------------
                                                                        ** Signature of Reporting Person                Date



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                                                                                                                  SEC 1474(1-91)
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                              POWER OF ATTORNEY



Shigeo Takayama, a citizen of Japan (the "Grantor"), hereby makes, constitutes and appoints each of JAMES M. COONAN, THOMAS P. MCMENAMIN and SCOTT B.
BARNETT, of Masuda, Funai, Eifert & Mitchell, Ltd., the Company's United States legal counsel as true and lawful attorney for and in the Grantor's name to execute and deliver jointly and severally all documents and take such actions as may be necessary or appropriate to prepare and file with the United States Securities and Exchange Commission, and any other federal or state agency, all reports, filings and documents relating to the acquisition, ownership or disposition of securities of U.S. companies, giving and granting unto each of JAMES M. COONAN, THOMAS P. MCMENAMIN and SCOTT B. BARNETT, said attorneys, full power of attorney, jointly, and severally, to do and perform all acts in connection therewith as the Grantor could do in his own stead, with full power of substitution and revocation, hereby ratifying and confirming all that either JAMES M. COONAN, THOMAS P. MCMENAMIN and SCOTT B. BARNETT or their substitutes shall lawfully do or cause to be done by virtue thereof.

IN WITNESS WHEREOF, the Grantor has caused this Power of Attorney to be executed this 2nd day of April, 1998.


                                                /s/ Shigeo Takayama
                                                -------------------
                                                Shigeo Takayama